DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX GROUP CODE OF ETHICS

Revised March 2, 2023

TABLE OF CONTENTS

PART 1—APPLICABILITY		1

PART 2—STATEMENT OF PRINCIPLES AND STANDARDS OF BUSINESS CONDUCT		1

2.1	Compliance with Applicable Law	2
2.2	Whistleblowing/Reporting Fraudulent, Illegal or Unethical Activity	3
2.3	Anti-Money Laundering Policy	3
2.4	Involvement in Criminal Matters or Investment-Related Civil Proceedings	4
2.5	Confidentiality	4
2.6	Consequences of Non-Compliance	4

PART 3—PERSONAL TRADING POLICY		5

3.1	Who and What Is Covered by the Personal Trading Policy and How Does It Work?	5
3.2	Required Certifications and Disclosures	5
3.3	Prior Approval (“Pre-Clearance”) of Securities Transactions	8
3.4	Trading Restrictions	10
3.5	Prohibited Transactions	13

PART 4—CONFLICTS OF INTEREST		14

4.1	Conflicts Among Client Interests	14
4.2	Competing with Client Trades	14
4.3	Gifts and Business Entertainment	15
4.4	Political and Charitable Contributions	18
4.5	Service on a Board of Directors and Other Outside Activities	18
4.6	Other Potential Conflicts	19

PART 5—POLICY STATEMENT ON INSIDER TRADING		19

5.1	Insider Trading and Securities Fraud Enforcement Act	20
5.2	Who May Be an Insider	20
5.3	What is Inside Information?	20
5.4	What to Do if you Receive Inside Information	21
5.5	Funds Advised by Dodge & Cox	22

PART 6—CONTINUING RESPONSIBILITIES AND COMPLIANCE EDUCATION PROGRAM		22

6.1	Ongoing Roles and Responsibilities	22
6.2	Compliance Education Requirements	23

ANNEX A—DEFINITIONS		24

ANNEX B—CODE COMPLIANCE OFFICERS AND PRE-CLEARANCE OFFICERS		27

ANNEX C—SUMMARY OF RULES FOR PERSONAL TRADING		29

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PART 1—APPLICABILITY

Dodge & Cox and Dodge & Cox Funds (the “Dodge & Cox Funds” or the “Funds”) (collectively, the “Dodge & Cox Group”) have adopted this Code of Ethics (the “Code”).1 The Code applies to all Access Persons, except that Independent Fund Trustees and Temporary Workers are exempt from portions of the Code as described below:

•

Independent Fund Trustees, while considered Access Persons of the Dodge & Cox Funds, generally do not have access to current information regarding the purchase and sale of Securities. Therefore, Independent Fund Trustees are exempt from the requirements under the Code except for Part 2, Parts 3.5(a) and 3.5(b), Part 5 and Part 6.1. In addition, if an Independent Fund Trustee executes a Securities Transaction in a Personal Account knowing that the Reportable Security in question was purchased or sold or under consideration for purchase or sale by a Fund during the 15-day period before or after the Securities Transaction, the Independent Fund Trustee must notify the Funds’ Chief Compliance Officer and will be required to make a quarterly certification with respect to his or her Personal Accounts for the quarter in question.

•

Temporary Workers, while generally considered Access Persons, are exempt from Part 4.3 (Gifts and Business Entertainment), Part 4.4 (Political and Charitable Contributions), Part 4.5(c) (Outside Business Activity), and Part 4.6(a) (Referrals/Brokerage – requirement to report an Immediate Family member employed by a brokerage firm).

Additionally, Dodge & Cox Access Persons who are registered representatives of the Funds’ principal underwriter are subject to additional obligations as outlined in the Compliance Bulletin 55A.

PART 2—STATEMENT OF PRINCIPLES AND STANDARDS OF BUSINESS CONDUCT

The nature of our business places Access Persons in a fiduciary position. We must accept certain limitations as to our freedom of action with regard to personal financial matters. As an Access Person you must adhere to the following fiduciary principles:

1)	You have a duty at all times to place the interests of clients first;

2)	You must avoid taking inappropriate advantage of your positions;

3)	You must keep confidential all information concerning the identity of investment holdings and client information;

4)	You must follow all procedures intended to maintain the independence of the firm’s investment decision-making process;

[1]

This document was adopted to comply with U.S. Securities and Exchange Commission rules under the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Insider Trading and Securities Fraud Enforcement Act of 1988, industry practice and recommendations of the ICI Blue Ribbon Committee, and the CFA Institute and Investment Counsel Association of America.

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5)

You must conduct all personal Securities Transactions in such a manner as to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility and in compliance with this Code, including all disclosure, certification and pre-clearance requirements; and

6)	Dodge & Cox Group’s reputation for honesty and integrity must be preserved.

Common conflicts of interest and policies intended to avoid those conflicts are discussed in more detail in Part 4 below. However, it is impossible to anticipate every circumstance which could, in fact or in theory, cause a conflict of interest between any Access Person and the clients of Dodge & Cox. If there is any doubt in your mind as to whether or not a situation creates a possible conflict of interest, you should consult a Code Compliance Officer (listed in Annex B hereto) or the Chief Compliance Officer. Any information received in this connection will be held in strict confidence.

2.1	Compliance with Applicable Law.

You are required to comply with applicable law, including securities laws. You are expected to comply with the spirit, as well as the letter, of the law; if you are unsure as to how the law may apply, you should discuss with Legal. Accordingly, Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any account managed by Dodge & Cox, including the Dodge & Cox Funds (such account, a “Client Account”):

1)	To appropriate for personal gain an investment opportunity that should be provided to a client; or

2)

To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client; to make any untrue statement of a material fact or omit a material fact, in a manner that makes a communication with a client misleading; or to engage in any manipulative practice with respect to a client; or

3)

To engage in any manipulative practice with respect to securities, whether trading for a Dodge & Cox client or for your own account, including price manipulation, which encompasses, but is not limited to, the intentional creation or spreading of false information intended to affect securities prices.

An Access Person’s oral and written statements, including those made to clients, prospective clients, their representatives, or other media, should be professional, accurate and balanced.

In addition, privacy requirements, anti-money laundering requirements, and other laws and regulations imposed on investment companies and registered investment advisers are applicable to Access Persons. These requirements are covered in compliance bulletins in the Compliance Manual.

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2.2 Whistleblowing/Reporting Fraudulent, Illegal or Unethical Activity.

If you suspect that fraudulent, illegal, or other unethical activity (including violations of the Code of Ethics) is occurring at Dodge & Cox, you should report the activity to your supervisor immediately. Supervisors who are notified of any such activity must immediately report it to a Code Compliance Officer. Anyone who does not feel comfortable reporting this activity to the relevant supervisor may instead contact a Code Compliance Officer. No Dodge & Cox employee shall take any disciplinary or retaliatory action against any individual for acting in good faith, reporting, or causing to be reported, violations of the Code or fraudulent, illegal, or unethical activity occurring at Dodge & Cox (or for assisting in an authorized investigation of such activity), whether such reporting is internal or involves any federal government agency, as described below. This prohibition against disciplinary action does not extend to disciplinary action for self-reported violations. In addition, compliance is required with Dodge & Cox’s Anti-Corruption Policy (Compliance Bulletin 4), including the obligation to report internally any violation of the Anti-Corruption Policy.

Dodge & Cox has established the following telephone and email hotlines for reporting of fraudulent, illegal or unethical activities:

Telephone: 415-274-9730

Email: Whistleblowers@dodgeandcox.com

See also the Dodge & Cox Funds “Whistleblowing” Procedures for Submitting Accounting Concerns (Compliance Bulletin 44).

Notwithstanding the foregoing, nothing in this Code of Ethics or any employment agreement with Dodge & Cox prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC at the Office of the Whistleblower, Congress or any agency Inspector General, or making other disclosures protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of Dodge & Cox to make such reports or disclosures and you are not required to notify the firm if you make such reports or disclosures.

SEC Office of the Whistleblower Telephone: (202) 551-4790

2.3 Anti-Money Laundering Policy.

You may not engage in any money laundering activity or facilitate any money laundering activity through the use of any Client Account. Any situations giving rise to a suspicion that attempted money laundering may be occurring in any account must be reported immediately to the Access Person’s supervisor. Supervisors who are notified of such a suspicion of money laundering activity must immediately report it in writing to the Anti-Money Laundering Compliance Officer or a Code Compliance Officer. Please see the Dodge & Cox Funds Anti-Money Laundering Program (Compliance Bulletin 28) for further information.

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2.4 Involvement in Criminal Matters or Investment-Related Civil Proceedings.

You must notify the Compliance Department, as soon as reasonably practical, if you are arrested, arraigned, indicted, or plead no contest to any criminal offense (other than minor traffic or similar violations), or if you are named as a defendant in any investment-related civil proceedings or any administrative or disciplinary action. Access Persons who hold FINRA registrations are subject to additional notification and disclosure obligations as outlined in the Compliance Bulletin 55A.

2.5 Confidentiality.

It is a basic fiduciary premise that information concerning the identity of security holdings and financial circumstances of clients is confidential.

Dodge & Cox (and all Access Persons) must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings and any material non-public information regarding a client. Advice furnished to any client by Dodge & Cox, along with information about Securities Transactions under consideration or Dodge & Cox trading strategies is also considered confidential. Confidential information may be disclosed only to the extent required to effectuate transactions for the Client or for another legitimate business purpose. Dodge & Cox may seek the protection of a formal non-disclosure agreement before disclosing client confidential information to any third party, even for a legitimate business person. See the Compliance Bulletin regarding Client Confidentiality (Compliance Bulletin 10) and the Dodge & Cox and Dodge & Cox Funds Policy Statement on Privacy Issues and Compliance with Regulations S-P and S-AM (Compliance Bulletin 38).

Rules governing the timing of Dodge & Cox’s disclosure of Fund or portfolio holdings to clients, consultants, or prospective clients upon request are covered by the Policy Regarding Disclosure of Portfolio Holdings and Other Information (Compliance Bulletin 20).

2.6 Consequences of Non-Compliance.

Compliance with the letter and intent of the Code is essential. Any violation of the Code, including engaging in a prohibited Securities Transaction or failing to pre-clear Securities Transactions or to file required reports, may result in disciplinary action, and, when appropriate, termination of employment.

However, not every violation of the Code is necessarily a violation of the law. Isolated or inadvertent violations of the Code not resulting in a violation of law will be referred to a Code Compliance Officer and the Chief Compliance Officer and/or management personnel, and disciplinary action commensurate with the violation, if warranted, will be imposed. A pattern of violations which individually do not violate the law or the Code, but which taken together demonstrate a lack of respect for the law and/or the Dodge & Cox Group’s Code, may result in the imposition of sanctions, which may include termination of employment. A violation of the Code resulting in a material violation of the law will be severely sanctioned, with disciplinary action that may include, but not necessarily be limited to, disgorgement of profits, termination of employment, or referral of the matter to the appropriate regulatory agency for civil and/or criminal investigation.

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PART 3—PERSONAL TRADING POLICY

See Annex A for Definitions.

You are encouraged to choose investments for your Personal Accounts in keeping with a long-term investment horizon. Dodge & Cox strongly discourages short-term trading. You should manage your personal investments in such a manner that overseeing those investments does not distract you from your job responsibilities.

This section describes the firm’s policies relating to personal investing and trading. First, it identifies people and accounts that are covered by the Code. Second, it explains certain disclosure and periodic certification requirements relating to Reportable Accounts. Third, it sets forth the types of investments for which you must obtain prior approval (“pre-clearance”). Finally, it describes transactions and practices that are prohibited or restricted under certain circumstances because they create an apparent or actual conflict of interest.

3.1 Who and What Is Covered by the Personal Trading Policy and How Does It Work?

The Personal Trading Policy covers all Access Persons and all of your Personal Accounts and Securities Transactions, including Personal Accounts in which you have a Beneficial Interest and any direct or indirect influence or control. Accounts and Securities Transaction by or for the account of your spouse or any other Immediate Family member who has lived in your home for six or more months out of a recent twelve-month period are covered by and subject to the Code. Personal Accounts and Securities Transactions in which you have any Beneficial Interest are also subject to the Code, including disclosure, reporting and pre-clearance requirements. For example, if you invest in a corporation or other entity that invests in Reportable Securities, that entity’s Securities Transactions are considered yours if you control the entity or have or share control over its investments. Similarly, Securities Transactions of a trust or foundation of which you are a trustee, settlor, or beneficiary are considered yours if you have investment control of its assets. If it is not clear whether a particular account or Securities Transaction is covered, please ask a Code Compliance Officer for guidance.

Certain Personal Accounts and Reportable Securities, as described below, are not subject to all of the requirements of the Personal Trading Policy. However, unless you are certain that an account or transaction is exempt, you should discuss your situation with a Code Compliance Officer or assume it is required to be disclosed and pre-cleared.

3.2 Required Certifications and Disclosures.

In order to monitor compliance with the Code and various regulatory requirements, the Compliance Department must receive periodic information about all Reportable Accounts, holdings in Reportable Securities, and reportable Securities Transactions. Therefore, Access Persons are required to provide to the Compliance Department, within 30 days after quarter end,

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copies of confirmations of all reportable Securities Transactions and/or copies of statements for all Reportable Accounts for that quarter. This requirement can be satisfied if your broker provides electronic trade confirmations and statements directly to Dodge & Cox. Statements from employer retirement accounts (other than Dodge & Cox) or stock option plans that hold Reportable Securities must also be provided.

If you have an account over which an independent professional money manager exercises sole discretion, you must disclose the existence of this account. An independent professional money manager is a money manager who does not have a personal relationship with you and is not an Immediate Family member. In addition, you must not have any direct or indirect influence or control over the account, including:

•	Suggesting the manager make any purchase or sale of an investment in the account;

•	Directing, or otherwise instructing, the manager to make any purchase or sale of an investment in the account; or

•	Consulting with the manager as to the particular allocation of investments to be made in the account (beyond establishing and updating investment guidelines for the account).

Before concluding that a Personal Account is managed by an independent professional money manager, you will need to submit a Schedule B: Professionally Managed Account Request Form (found on the Compliance SharePoint site) to a Code Compliance Officer along with the appropriate supporting documentation (e.g., a copy of the managed account agreement) for approval. If approved, you must arrange for quarterly statements to be submitted to the Compliance Department, but you do not need to pre-clear or make certifications (as described in (a) and (b) below) with respect to Securities Transactions in this account. Thereafter, you must certify on an annual basis that you did not exercise any direct or indirect influence or control over the account. Exercising such influence or control over an account that you have received approval to treat as an independently managed account would be a violation of the Code.

For the avoidance of doubt, Access Persons must file a Schedule B and receive approval prior to opening an account managed by a robo-advisor, including those that only invest in ETFs, if the Access Person would like to request that such account be treated as a professionally managed account.

All Securities Transactions and holdings information will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with applicable law or requests for information from government agencies.

(a) Disclosure and Certification of Reportable Accounts and Holdings.

Within ten (10) days of joining the firm or otherwise becoming an Access Person, you must provide the Compliance Department with information about your current Reportable Accounts and holdings in Reportable Securities, including for each Reportable Account a recent

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brokerage or custodian statement issued by a broker/dealer or bank reflecting holdings in Reportable Securities as of your start date (or the date you became an Access Person). Initial holdings reports must be current as of a date no more than 45 days prior to the date you became an access person and must include any holdings of the Dodge & Cox Funds.

In addition, the Code requires all Access Persons and their immediate family members to enroll all Reportable Accounts in automated broker feeds where available. To comply with this aspect of the Code, Access Persons and their Immediate Family members are required to provide consent when requested to relevant broker dealers and intermediaries.

Thereafter, any new Reportable Account opened is subject to prompt disclosure; individuals with FINRA registrations have additional pre-approval requirements for new Reportable Accounts as indicated in Compliance Bulletin 55A. All Access Persons, within ten (10) days of opening a new Reportable Account with a registered broker/dealer or a bank, and prior to commencing trading in the account, must:

•	Notify the Compliance Department, in writing, by completing Schedule A (a link to the form is on the home page of the Dodge & Cox SharePoint site);

•

Notify the institution with which the account is opened of your association with Dodge & Cox and request that the institution send to the attention of the Compliance Department at Dodge & Cox, duplicate copies of trade confirmations and statements for all Securities Transactions (the Compliance Department will provide assistance with this process).

For any account or security that becomes a Reportable Account or Reportable Security (for example, the account of a new spouse or domestic partner), you must also comply within ten (10) days with the conditions above.

All new brokerage accounts must be opened with one of the following brokers:

DST(D&C Funds)	Goldman Sachs	TD Ameritrade
Charles Schwab	Interactive Brokers	Vanguard
E*Trade	JPMorgan (JPMorgan Chase)	Wells Fargo Investments
Fidelity	Merrill Lynch

Exceptions to the above may be granted in limited circumstances and require the Access Person to complete a Broker Exception Form found on the Compliance SharePoint site and submit the form to Compliance before opening the account.

Peer-to-Peer payment platforms that allow securities trading (such as Cash app) are not approved brokers.

You must complete an initial Code of Ethics certification in the Code of Ethics System no later than ten (10) days after becoming an Access Person, confirming that you have disclosed all Reportable Accounts and holdings in Reportable Securities. Thereafter, you must certify through the Code of Ethics System no later than thirty (30) days after the end of each quarter that

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all Reportable Accounts covered under the Code have been reported and enrolled for automated broker-feed reporting, as applicable. Additionally, you must certify no later than thirty (30) days after the end of each year that all holdings in Reportable Securities covered under the Code have been reported and are current as of a date no more than 45 days prior to report being submitted. It is your responsibility to ensure that the information contained in your certifications is complete and accurate.

(b) Disclosure and Certification of Reportable Transactions.

You are required to separately report and certify your reportable Securities Transactions within thirty (30) calendar days after the end of each calendar quarter. Such information is typically contained in a brokerage account statement or is received in an electronic format from the broker. Each Access Person is responsible for ensuring that all reportable Securities Transactions are included in the quarterly certification of transactions.

Transactions effected pursuant to an automatic investment plan (including dividend reinvestments) or corporate actions that are applicable to all similar security holders (including stock splits, stock dividends, mergers, and tender offers) are not required to be reported on your quarterly transaction report.

3.3 Prior Approval (“Pre-Clearance”) of Securities Transactions.

The pre-clearance process and related restrictions seek to prevent insider trading and other types of prohibited transactions and improper trading behavior described in the Code, reduce conflicts of interest and ensure that our clients have first access to our investment ideas. Pre-clearance requirements do not apply to any Personal Account managed by Dodge & Cox.

(a) What Securities Transactions Need to Be Pre-Cleared?

Generally speaking, all Securities Transactions in Reportable Securities must be pre-cleared and reported, except for those specifically mentioned in item 3.3(b) below and exempt securities specifically mentioned in Annex A. A non-exhaustive list of security types requiring pre-clearance and reporting are listed below:

•	Common Stocks

•	Corporate Bonds

•	Preferred Stock

•	Private Placements

•	Real Estate Investment Trusts (REITs)

•	Partnerships (excluding real estate partnerships formed for the sole purpose of purchasing residential real estate)

•	Gifts of securities in all security types that require pre-clearance

•	Employer stock options prior to being exercised

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•	Discretionary sales of securities in an employer-sponsored retirement plan or an employee stock ownership plan in all Reportable Security types that require pre-clearance

•	Initial investment in microfinance or other lending cooperatives such as Kiva, Lending Club, or similar ventures

•	“Initial coin offerings” or “tokens” (collectively, “digital tokens”) and cryptocurrencies other than those listed in Schedule D. A link to the Schedule D is located on SharePoint.

•	Purchase or sale of investments in structured notes or buffered coupons that are linked to an Index

•	Purchases, sales, and gifts of exchange traded funds (ETFs) that track a single security (Single-Stock ETFs).

(b)	What Securities Transactions Are Not Required to Be Pre-Cleared but Must Be Reported on a Transaction Report?

•	Closed-end funds

•	Purchases, sales, and gifts of ETFs[2]

•	Purchases, sales, and gifts of broad-based index futures, forwards, and options (including futures and options on ETFs that invest in broad-based indices)

•	Purchases, sales, and gifts of Dodge & Cox Funds (including UGMA/UTMA account Securities Transactions)

•	Gifts of Reportable Securities received by an Access Person

•

Margin Calls—sales out of a brokerage account as a result of a bona fide margin call, provided that withdrawal of collateral by the Access Person within the ten (10) days prior to the margin call was not a contributing factor to the margin call

(c)	How Do I Pre-Clear a Trade and How Long Does Pre-Clearance Last?

All trades in Reportable Securities with the exception of Securities mentioned in item 3.3(b) above and partnerships, private placements/limited offerings, lending cooperatives, and cryptocurrencies/digital tokens must be submitted through the Code of Ethics System. A link to the Code of Ethics System is on the home page of the Dodge & Cox SharePoint site.

In the case of partnerships and private placements/limited offerings, you must complete Schedule C: Checklist for Investments in Partnerships and Securities Issued in Private Placements. In the case of lending cooperatives and cryptocurrencies/digital tokens, you must complete Schedule D: Checklist for Investments in Lending Cooperatives and Transactions in Cryptocurrencies and Digital Tokens. Links to Schedules C and D are on the SharePoint site.

[2]	Except for Single-Stock ETFs.

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With the exception of gifts and certain limit orders as described below, pre- clearance expires on the same day it is obtained (the approval is valid until the U.S. markets close). However, trades in Reportable Securities listed on Asian or European stock exchanges may be executed within one business day after pre-clearance is obtained. If you have not executed your Securities Transaction within this period, you must submit your pre-clearance request again. A pre-clearance request may be extended in special circumstances.

3.4	Trading Restrictions.

This section provides guidance as to certain types of Securities Transactions for which you may not receive approval. However, the Compliance Department may deny any personal trade request that may create a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

(a)	Purchases.

Requests to purchase securities will generally be denied if: (a) the Reportable Security is under active consideration; (b) the Reportable Security has been on the buy list for less than seven (7) days; or (c) there is an open order for the Reportable Security on the trading desk.

(b)	Sales.

Requests to sell a Reportable Security will generally be denied if the Reportable Security is held by one or more of the Dodge & Cox Funds (a “Widely Held Security”). Access Persons may execute one de minimis sale transaction3 per Widely Held Security in any calendar month, so long as the Reportable Security is not on the Restricted List4 and there are no other conflicts. De minimis trading will be monitored for patterns suggesting inappropriate intent. If Dodge & Cox is selling a position in a Reportable Security, Access Persons will also be permitted to sell once Dodge & Cox’s order is complete. If Dodge & Cox is trimming a position, Access Persons will be permitted to reduce their personal positions by up to 25% during the 90-day period following the completion date of the trim. Additionally, an Access Person may be permitted to sell a Widely Held Security after presenting the rationale for sale to all appropriate investment committees and receiving unanimous approval to sell from such committees.

If you or an Immediate Family member living in your household have a significant position in stock of a public company received as part of a current or former compensation package, you may be permitted to sell shares of the company for diversification purposes, even if the company is a Widely Held Security. Such situations must be approved by a Code Compliance Officer and a Pre-Clearance Officer prior to execution and there should be no other conflicts for the Reportable Security.

[3]	A “de minimis” sale transaction is a sale of 500 shares or $50,000 in a single day, whichever is less.
[4]	The Restricted List is maintained by the Compliance Department and includes any security in which Dodge & Cox is restricted from trading because it possesses material non-public information.

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(c) Charitable Gifts.

Subject to pre-clearance, Access Persons may generally gift securities to a recognized “501(c)(3)” charity. The pre-clearance request for a gift must be submitted before the order is submitted to the broker.

Charitable accounts and donor-advised funds over which an Access Person cannot exercise investment discretion are not considered Reportable Accounts and are not subject to pre-clearance requirements.

(d) Limit Orders and “Good ‘Til Canceled” Orders.

Same-day limit, stop, and stop-limit orders are permitted. You are, however, prohibited from placing a good ‘til canceled (GTC) limit order for securities with a market capitalization above $3 Billion and for Widely Held Securities.

(e)	Short-Term Trading.

Except as described below, you cannot engage in short-term securities trading at a profit. Short-term trading is defined as the purchase and sale (or the sale and subsequent repurchase) of the same (or an equivalent) Reportable Security within sixty (60) calendar days at a profit, using the last in, first out (LIFO) methodology. If you violate this restriction, you may be required to disgorge all profits from these short-term trading Securities Transactions to a charity approved by Dodge & Cox. The short-term trading restriction does not apply to securities exempt from the Code’s pre-clearance requirements. Automatic investment plans, automatic withdrawal plans, and professionally managed accounts are not subject to this short-term trading restriction. Gifts of securities to charitable organizations are not subject to the short-term trading restriction. The exercise of employer stock options to purchase employer stock and the subsequent sale are not subject to the short-term trading restriction. Additionally, investments in options contracts (to the extent such investments are permitted) will generally be exempt from the short-term trading restriction.

While your investments in Dodge & Cox Fund shares are not subject to the 60- day short-term trading restriction, they are subject to the Funds’ policies against excessive trading, applicable to all Dodge & Cox Fund shareholders as disclosed in the Fund’s current prospectus.

You are permitted to engage in short-term trades that result in a loss provided that all other provisions of the Code are satisfied. In addition, you may be permitted to engage in short-term trades designed to realize gains or losses for tax purposes (i.e., double ups). Double ups are an investing strategy that allow a person to realize a gain or loss on a specific investment. Double ups are required to realize gains or losses on Widely Held Securities. The de minimis sale criteria does not apply to double ups of Widely Held Securities. For all other investments, you must double up to realize a gain.

•

To realize a gain: You must double up. When pre-clearing the buy transaction, you must indicate that the purchase is for tax purposes and you intend to sell the shares to realize a gain. The pre-clearance request for the sale transaction should be submitted immediately after the buy. Both the buy and the sale transaction should be completed on the same day when realizing a gain.

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•

To realize a loss: When pre-clearing the buy transaction, you must indicate that the purchase is for tax purposes and that you intend to sell after 31 days. When pre-clearing the sale transaction, you must indicate that the sale is to realize a loss for tax purposes. The date of the corresponding buy transaction should also be noted.

After the transactions, your final holdings should be the same as, or very close to your original holdings and should not be less than the original holding. All other provisions of the Code must also be satisfied, including applicable pre-clearance requirements.

(f)	Interests in Partnerships and Private Placements/Limited Offerings[5].

You cannot acquire limited partnership interests or private placements unless you obtain prior approval from a Pre-Clearance Officer and Code Compliance Officer following submission of a Schedule C. Limited partnerships or limited liability companies formed for the sole purpose of purchasing residential real estate do not require pre-approval and are not required to be reported. Once the investment is approved, additional capital contributions are not required to be pre-cleared or reported unless there has been a material change in the nature of the business or you are being asked to approve a specific investment. You do not have to pre-clear sales of these investments, however, complete sales (i.e. selling out of the position) must be reported to Compliance on a timely basis. Under normal circumstances, investments with short-term investment horizons are discouraged.

(g)	Lending Cooperatives, Cryptocurrencies, and Digital Tokens

You cannot acquire interests in lending cooperatives, cryptocurrencies (other than those listed in Schedule D), or digital tokens unless you obtain prior approval from a Pre-Clearance Officer and Code Compliance Officer following submission of a Schedule D. Once an investment in a lending cooperative, cryptocurrency, or digital token is approved, additional purchases in the same lending cooperative, cryptocurrency, or digital token are not required to be pre-cleared or reported. Sales of cryptocurrencies (other than those listed in Schedule D) and digital tokens, however, require prior approval and submission of a Schedule D.6 Approval for sales of digital tokens that have not been registered under applicable securities laws will only be granted if the Access Person can demonstrate that the digital token is exempt from registration. Cryptocurrencies that require preclearance are subject to the short-term trading restrictions.

[5]	An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933.
[6]

The SEC has concluded that digital tokens that were issued for the purpose of raising funds for projects may be deemed to be securities that must be registered with the SEC or eligible for an exemption from registration. The UK Financial Conduct Authority has reached similar conclusions, and state securities laws may also be implicated. The sale of such digital tokens that have not been registered may be a violation of securities laws.

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(h)	Short-Selling.

You are prohibited from selling any Reportable Security that you do not own or otherwise engaging in “short-selling” activities.

(i)	Forwards, Futures, Options, Rights, and Warrants.

Investing in forward contracts, futures contracts, options, rights, and warrants is not permitted, other than the following:

•	You are permitted to enter into, acquire, or sell currency forwards and futures contracts and U.S. Treasury forwards and futures contracts.

•	You are also permitted to purchase and sell futures, forwards and options that track a broad-based index (including futures, forwards and options on ETFs that track broad-based indices).

•	For any rights or warrants received as part of a corporate action, you are permitted to exercise or sell the rights or warrants, subject to pre-clearance rules.

3.5	Prohibited Transactions.

The Code prohibits the following types of practices:

(a)	Front-running: Trading Ahead of a Fund or Client.

You may not front-run any trade of a Fund or Client Account. The term “front-run” means trading on the basis of non-public information regarding a contemplated Securities Transaction by a Fund or client, whether or not your trade and the Fund’s or client’s trade take place in the same market. Thus, you may not (i) purchase a Reportable Security if you intend, or know of the Dodge & Cox Group’s intention, to purchase that Reportable Security or a related Reportable Security on behalf of a Fund or client or (ii) sell a Reportable Security if you intend, or know the Dodge & Cox Group’s intention, to sell that Reportable Security or a related Reportable Security on behalf of a Fund or client. In addition to other penalties that might apply, you will be required to disgorge any profits on front-running Securities Transactions to the Dodge & Cox Group for the benefit of the affected Funds or other clients or, to the extent that the Funds or other clients were not materially affected, to a charity approved by Dodge & Cox.

(b)	Scalping or Trading Parallel to a Fund or Client Account.

You may not purchase a Reportable Security with the intention of recommending that the Reportable Security be purchased for a Fund or Client Account in a manner that results in a profit for you. You may not buy a Reportable Security if you know that the same or a related Reportable Security is being bought by a Fund or Client Account, or sell a Reportable Security if you know that a Fund or Client Account is selling the same or a related Reportable Security.

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(c)	Securities Sold in an Initial Public Offering.

You may not buy Reportable Securities in any initial public offering or a secondary offering by an issuer.

(d)	Investment Clubs.

Participation in investment clubs is generally not permitted.

(e)	Large Positions in Registered Investment Companies.

You may not own five percent or more (aggregating all Personal Accounts) of the outstanding voting securities of any registered investment company, including the Dodge & Cox Funds. This prohibition does not apply to money market funds or to pre-approved positions in the Dodge & Cox Funds or the Dodge & Cox Worldwide Funds.

PART 4—CONFLICTS OF INTEREST

As a fiduciary, Dodge & Cox has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. In addition, Dodge & Cox encourages Access Persons to try to avoid situations that have even the appearance of conflict or impropriety.

As a general matter, you should never knowingly engage in any investment or other activity—whether or not specified in this Code—in which you have a financial interest adverse to the Dodge & Cox Group or Client Accounts, or which has the appearance of creating a conflict of interest with the Dodge & Cox Group or Client Accounts or a financial benefit due to your relationship with the Dodge & Cox Group.

4.1	Conflicts among Client Interests.

Conflicts of interest may arise where Dodge & Cox or Access Persons have reason to favor the interests of one client over another client (e.g., funds in which an Access Person has invested, Client Accounts that pay higher fees or accounts of family or close friends). The Code specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

4.2	Competing with Client Trades.

The Code prohibits Access Persons from using knowledge about pending or currently considered Securities Transactions for Client Accounts to profit personally, directly or indirectly, as a result of such Securities Transactions, including by purchasing or selling such Reportable Securities. The policies and procedures described in Part 3 – Personal Trading are intended to help avoid these types of conflicts.

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If you are a research analyst or portfolio manager, you are required to disclose if you or any Immediate Family member sharing the same household has a Beneficial Interest in a Reportable Security that you are recommending for purchase or sale by a Fund or Client Account. This disclosure must be in writing and made before or simultaneously with your recommendation (disclosures are required in all research reports and presentation decks delivered to sector and investment committees). In addition to the disclosure of Beneficial Interest, the Code prohibits investment personnel from recommending, implementing, or considering any Securities Transaction for a client without having disclosed any other material business or personal relationship, or other material interest in the issuer or its affiliates, to a Code Compliance Officer. If the disclosed interest is deemed to present a material conflict, the investment personnel may not participate in any decision-making process regarding the Reportable Securities of that issuer. If you are unsure whether a relationship constitutes a conflict, you should err on the side of raising it for consideration. A research analyst with a material conflict based on his or her interest in an issuer may not cover that issuer.

A portfolio manager or a research analyst may not fail to timely recommend a Suitable Security7 to, or purchase or sell a Suitable Security for, a Fund or client in order to avoid an actual or apparent conflict with a personal Securities Transaction in that Security. Before purchasing any Suitable Security, a portfolio manager or research analyst has an affirmative duty to provide to Dodge & Cox any material, public information in his or her possession that comes from the company about the Suitable Security.

If an investment opportunity is brought to an Access Person in his/her capacity as an employee or Temporary Worker of Dodge & Cox, he or she must consult with Compliance before entering into the Securities Transaction to confirm that the Dodge & Cox Group does not wish to take advantage of the opportunity.

4.3	Gifts and Business Entertainment.

(a)	General.

A conflict of interest may arise when the personal interests of Access Persons interfere or could potentially interfere with their responsibilities to Dodge & Cox and its clients. The overriding principle is that Access Persons should not accept or solicit anything of value that is intended or designed to cause, or would be reasonably judged to have the likely effect of causing, such Access Person to act in a manner that is inconsistent with the best interest of Dodge & Cox clients. Similarly, Access Persons should not directly (or indirectly) offer (or pay for) gifts, favors, entertainment, or anything of value that could be viewed as excessive or aimed at influencing decision-making or making a client or potential client (including a U.S. or foreign government official) feel obligated to the firm. Gifts and business entertainment, given or received, must not be preconditioned on the achievement of a sales target. Additionally, you

[7]	A “Suitable Security” is a security that is eligible for purchase or sale by Client Accounts or Funds.

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may not give or receive cash8 or cash equivalent9 gifts. This section should be construed in accordance with, and all actions taken pursuant refer to, Dodge & Cox’s Anti-Corruption Policy, the U.S. Foreign Corrupt Practices Act, and the UK Bribery Act 2010. If you have any questions as to the application of the gift and business entertainment policy, including any question about the propriety of giving or keeping a gift or attending an event, please see a member of the Legal or Compliance Department named in the Annex.

(b)	Gifts.

Any Access Person who receives a non-perishable gift worth more than a nominal value ($175 or more) in connection with his or her employment at or work with Dodge & Cox from any broker/dealer, consultant, bank, corporation, or other supplier of goods or services to Dodge & Cox or Client Accounts or from any client of Dodge & Cox or from a client’s estate, shall promptly turn over the gift to the Compliance Department. The value of all gifts received by an Access Person from a single source over the course of a calendar year must be aggregated. Therefore, even gifts valued at less than $175 should be turned over to the Compliance Department if the aggregate value of all gifts received by an Access Person from the same source exceeds $175 per year. Promotional or company logo items valued at less than $50 are not subject to the $175 limit. Perishable gifts shall be placed in a communal area to be shared with the firm. Individuals holding FINRA registrations are subject to different requirements for gifts valued at $100 or more and should refer to Compliance Bulletin 55A.

Similarly, no Access Person may give or offer any gift that exceeds the above limits, directly or indirectly, to a single person or entity named above, including government officials and employees of state-owned enterprises as defined in Dodge & Cox’s Anti-Corruption Policy. Gifts of tickets to sporting and other events are discussed separately below.

Regardless of the value of the gift, you may not give a gift in direct exchange or as an inducement for business or some other improper benefit or advantage from the recipient. This applies regardless of whether the intended recipient is a private individual or entity, or whether it is a government official, government agency, or state-owned enterprise.

The gift policy does not apply to personal gifts that Access Persons may receive from or give to friends or family who happen to work in the financial services business, provided the gift is based on your personal relationship and is not made in connection with the Access Person’s employment at or work with Dodge & Cox. Additionally, the gift policy does not apply to bereavement gifts or gifts in connection with infrequent life events (i.e. wedding or congratulatory gifts for the birth of a child) that are customary and reasonable.

Please see a member of the Legal or Compliance Department named in the Annex if you have any question about keeping a gift you receive or giving a gift.

[8]	“Cash” is defined as currency or coin of the United States or another country or cryptocurrency.
[9]	“Cash equivalent” is defined as traveler’s checks, bank checks, money orders, cashier’s checks, gift cards and gift certificates that can be exchanged for cash or used to pay bills.

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(c)	Business Entertainment.

The term “business entertainment” means entertainment in the form of any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity, or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to such activity or event provided to or received from any broker/dealer, consultant, bank, corporation, client of Dodge & Cox or from a client’s estate, government officials/employees of state-owned enterprises (as defined in Dodge & Cox’s Anti-Corruption Policy) or other supplier of goods or services to Dodge & Cox or Client Accounts. If the host providing access to the entertainment is not present either in person or virtually, the event is a gift and subject to the gift policy detailed above. “Lavish or extensive” business entertainment, while not bound by a specific dollar limit, includes entertainment that would likely cause an Access Person to feel compelled to act in a manner inconsistent with the best interest of Dodge & Cox and its clients. Business entertainment valued at over $1000 per person per event must be pre-cleared, except that entertainment available to all attendees at a conference will not require pre-clearance.

Access persons are required to pre-clear through the Code of Ethics System business entertainment greater than $1000 per person per event. If you are unsure if the value of the business entertainment being offered exceeds $1000, please see a member of the Legal or Compliance Department named in the Annex.

Individuals holding FINRA registrations are subject to additional requirements and should refer to Compliance Bulletin 55A.

You may not accept any lavish or extensive business entertainment from any broker/dealer, consultant, bank, corporation, client of Dodge & Cox or from a client’s estate, government officials/employees of state-owned enterprises (as defined in Dodge & Cox’s Anti-Corruption Policy) or other supplier of goods or services to Dodge & Cox or Client Accounts. Similarly, you may not give or offer any lavish or extensive business entertainment to the persons or entities named above. In addition, you may not allow any of the persons or entities named above to pay for the costs of any personal guests you bring to a business entertainment event without preclearing prior to attending. Otherwise, you must pay for your personal guest’s portion of the entertainment. Transportation that is incidental to a business entertainment event may be accepted, but should not be lavish or extensive and must be reasonable under the circumstances. Complimentary airfare and lodging may not be accepted without preclearance through the Compliance SharePoint site.

Regardless of the value of the entertainment, you may not entertain someone for an improper benefit or to gain an unfair advantage from the recipient. This applies regardless of whether the intended recipient is a private individual or entity, or whether it is a government official, government agency, or state-owned enterprise. In addition, entertainment activity must be consistent with good business practices and Dodge & Cox’s Mission and Values Statements. All business entertainment must be in accordance with this policy as well as Dodge & Cox’s Anti-Corruption Policy.

From time to time, Access Persons are offered complimentary tickets to sporting and other events, primarily by broker/dealers or vendors with whom Dodge & Cox does business. Complimentary tickets that do not constitute “lavish or extensive” business entertainment may be

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accepted if a representative of the offering broker/dealer, service provider or vendor is also in attendance. Access persons are required to pre-clear the acceptance of complimentary tickets through the Compliance SharePoint site. The giving of complimentary tickets to sporting and other events by Access Persons must also be in accordance with the Dodge & Cox Anti-Corruption Policy.

Access persons are required to pre-clear through the Code of Ethics System business entertainment greater than $1000 per person per event.

Access Persons should be sensitive to the appearance of impropriety with respect to the giving or receiving of any gift or business entertainment. If you have any questions as to the application of the gift and business entertainment policy, including any question about the propriety of keeping a gift you receive or attending an event, please see a member of the Legal or Compliance Department named in the Annex.

4.4	Political and Charitable Contributions.

Because Dodge & Cox provides and seeks to provide investment management services to government entities, the Code prohibits Access Persons from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. Additionally, all political and charitable contributions must be in accordance with Dodge & Cox’s Anti-Corruption Policy and Dodge & Cox’s Political Contributions/“Pay-to-Play” Policy.

4.5	Service on a Board of Directors and Other Outside Activities.

(a) Access Persons are prohibited from serving on the board of directors or advisory board of any public or private company, except for boards of charitable organizations or other non-profit organizations. You are required to immediately notify Compliance if you are asked to serve on the Board of a charitable or non-profit organization. If you have direct responsibility for directing the investments of the funds of a charitable or non-profit organization (for example, if you have signing authority on a brokerage account), the investment account will be considered a Reportable Account and the pre-clearance and reporting requirements will apply to such account. If the investment committee decides to invest in Widely Held Securities, you are required to notify Compliance immediately. If the investment committee decides to invest in the Dodge & Cox Funds, you must recuse yourself from any decisions regarding the Dodge & Cox Funds. Appointment as a fiduciary for a relative is exempt from this requirement, although such appointment should be promptly reported. Please contact Compliance if you are unsure if an activity needs to be disclosed.

(b) Access Persons must notify a Code Compliance Officer if any member of their Immediate Family serves as a director or officer of any publicly held company. Additionally, if the Access Person or a member of his/her Immediate Family is a director or serves on the advisory board of any for-profit, privately held company, a Code Compliance Officer must be notified immediately if the employee becomes aware that the company will go public or will be acquired within the next 12 months.

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(c) Outside business activity by Access Persons (other than Temporary Workers deemed Access Persons) must be approved by Compliance, Legal, and the Access Person’s manager prior to commencement. Individuals who hold FINRA registrations are subject to additional requirements including pre-approval as indicated in Compliance Bulletin 55A. Outside business activity is generally considered any employment, consultant, or contract position for which remuneration is received. No outside business activity by Access Persons should interfere with core job responsibilities at Dodge & Cox.

4.6 Other Potential Conflicts.

(a) Referrals/Brokerage—Access Persons are to act in the best interests of Dodge & Cox’s clients regarding execution and other costs paid by clients for brokerage services. Access Persons are to strictly adhere to the firm’s policies and procedures regarding brokerage (including allocation, best execution, soft dollars, prohibitions regarding use of brokerage commissions to finance mutual fund distribution, and directed brokerage). Access persons are required to promptly disclose employment of any Immediate Family members by any brokerage firm.

(b) Vendors and Suppliers—Access Persons must disclose any personal investment or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the firm. Access Persons with such interests are generally prohibited from negotiating or making decisions regarding Dodge & Cox’s business with those companies.

(c) No Transactions with Clients—Access Persons are not permitted to knowingly sell to or purchase from a client any security, except securities issued by the client provided that such securities are purchased in compliance with the Code.

(d) An Access Person may not place orders for Securities Transactions for any account other than a Client Account (or a Personal Account). If a circumstance should arise under which an individual believes that an exception should be made (e.g., in the case of an ill or elderly relative), he/she should (i) get written approval from a Code Compliance Officer before placing an order, and (ii) pre-clear and report the Securities Transaction under our standard reporting procedures. Dodge & Cox trading facilities may only be used to place orders on behalf of Client Accounts.

PART 5—POLICY STATEMENT ON INSIDER TRADING

The use of inside information to trade in securities, including shares of funds advised by Dodge & Cox, or to benefit in any way is strictly forbidden. Dodge & Cox prohibits Access Persons from trading while in possession of inside information for their own benefit or for the benefit of others, or from relaying inside information to others in breach of a duty. This policy applies to every Access Person and covers trading in Client Accounts and in Personal Accounts.

Insider trading is a form of securities fraud, violates securities laws, and is subject to both civil and criminal penalties. The Insider Trading and Securities Fraud Enforcement Act of 1988 (ITSFEA) substantially increased the civil and criminal penalties for trading on material non-public information and broadened the scope of responsibility for preventing insider trading.

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5.1 Insider Trading and Securities Fraud Enforcement Act.

ITSFEA requires that Dodge & Cox establish and enforce a written policy on insider trading. The law also creates the concept of “controlling person” liability, which means that unless Dodge & Cox establishes and enforces a policy to prohibit insider trading, Dodge & Cox and its controlling persons may be responsible and liable for any insider trading violations of its employees, officers, and/or directors.

Securities laws do not specifically define who is an insider or what constitutes insider trading; instead, these principles have developed through case law. Because conduct will be judged by regulators or courts with the benefit of hindsight, in practice the burden will be on the individual and Dodge & Cox to show that the law was not violated.

Insider trading generally refers to the use of inside information to trade in securities or the communication of this information to others. The law prohibits:

•	Trading in securities (both equity and fixed income) by an insider in possession of material non-public information;

•	Communicating material non-public information to others in breach of a duty to keep it confidential (i.e., tipping);

•	Trading by a non-insider who has received the inside information from an insider in violation of the insider’s fiduciary duty to keep the information confidential (i.e., trading on a tip);

•	Trading or tipping by a non-insider who uses or communicates the inside information in violation of a duty to keep it confidential (i.e., misappropriating the information).

5.2 Who May be an Insider.

The concept of the insider is very broad. An insider includes employees, officers, and directors of a company. Also included are persons associated with the company through a special relationship involving the conduct of the company’s affairs and who receive information solely for the company’s purposes. These “temporary insiders,” including attorneys, consultants, accountants, and financial printers, take on a duty of trust and confidence to the company. Note that it is possible to receive inside information from a person who is not himself or herself an insider, but who is passing along information obtained from an insider. The prohibitions under this Code prohibit trading while aware of material information believed to be non-public, regardless of the source.

5.3 What is Inside Information?

Inside information is broadly defined as information that is material and non-public. Material information is information that a reasonable investor would consider important in making an investment decision or that is reasonably likely to have a substantial impact on the price of a company’s securities when made public. Information is considered to be non-public until it has been disseminated to investors generally. The stock exchanges require that

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companies disclose information to: the national news and business news wire services (Dow Jones and Reuters); the national services (Associated Press); and The New York Times and The Wall Street Journal. See also Rule 10(e) (Regulation FD) of the Exchange Act, which defines “public disclosure” as filing or furnishing a Form 8-K, or disseminating information through another method (or combination of methods) of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public. In addition, information appearing in local newspapers, brokerage reports, and SEC documents is generally considered to be public.

5.4 What to do if You Receive Inside Information.

Before trading for yourself or others, including for Client Accounts, in the securities of a company about which you may have inside information, ask yourself the following questions:

•

Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? (For example, published in Reuters, The Wall Street Journal, Bloomberg, CNBC or other publications and broad reach, non-exclusionary news sites.)

•

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would affect the market price of the securities if generally disclosed? Remember that materiality will be judged in hindsight and that it may be difficult to isolate the cause of a subsequent increase or decrease to the value of a security. If you have any doubt, you should assume non-public information is material unless the Legal Department determines otherwise.

If, after consideration of these questions, you believe that the information may be material and non-public, or if you have questions as to whether the information is material and non-public, you must immediately report the matter to the Legal Department (the General Counsel or her designee). Until Legal has made a determination, you should not purchase or sell the securities on behalf of yourself or others, including Client Accounts. Do not communicate the information inside or outside the Dodge & Cox Group, other than to the Legal Department. Once the Legal Department has reviewed the issue and consulted, as appropriate, with the Chairman or CEO/President and the Chief Compliance Officer (or her designee), the prohibitions against trading and communication noted above either will be continued or will be lifted.

In the event the information in your possession is determined by the Legal Department to be material non-public information, you should not communicate that information to anyone, including persons within the Dodge & Cox Group, except to the extent permitted by the Legal Department. You should be careful to ensure that the material non-public information is secure. Files containing the information should be sealed and access to computer files containing material non-public information should be restricted to the extent practicable.

The Compliance Department maintains a Restricted List of securities for which the firm has obtained material non-public information and may be restricted from trading. The Restricted List is linked to the Code of Ethics System and is automatically screened prior to the pre-approval, placement, or execution of a securities trade.

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If necessary to limit or contain the flow of material non-public information to those with a “need to know”, Dodge & Cox may institute an “Ethical Wall” (i.e., physical and organizational barriers to keep certain information segregated). These barriers may involve appointment of back-up portfolio managers and restricting access to information. Dodge & Cox will maintain documentation of actions taken pursuant to an “Ethical Wall.”

5.5 Funds Advised by Dodge & Cox.

Access Persons may come into possession of material non-public information relating to the Dodge & Cox Funds and other funds advised by Dodge & Cox (a “D&C Advised Fund”). Consistent with securities laws, this policy statement also prohibits an Access Person from benefitting from his or her possession of material non-public information about a D&C Advised Fund to the detriment of the Fund’s shareholders by purchasing or redeeming shares of a D&C Advised Fund based on such material non-public information. Information regarding a D&C Advised Fund is likely to be considered material if it relates to a significant mispricing of the Fund’s shares or the Fund’s inability to meet redemptions.

If an Access Person is unsure whether information in his or her possession regarding a D&C Advised Fund is material non-public information, the Access Person should consult with the Legal Department prior to purchasing or redeeming shares of the D&C Advised Fund on behalf of themselves or others, including Client Accounts.

PART 6—CONTINUING RESPONSIBILITIES AND COMPLIANCE EDUCATION PROGRAM

6.1 Ongoing Roles and Responsibilities

Compliance shall keep a record of any waivers given, including the reasons for each exception and a description of any potentially conflicting Fund or client Securities Transactions.

Compliance shall also ensure that Access Persons certify (within the Code of Ethics System or, in the case of Independent Fund Trustees, in response to their annual questionnaire) receipt of a copy of the Code. Compliance shall preserve the records of waivers and other relevant records for the period required by applicable regulations.

The Board of Trustees, including a majority of the Independent Fund Trustees, of Dodge & Cox Funds shall approve the Code annually and approve any material changes to the Code within six (6) months based on a certification from Dodge & Cox that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

The Chief Compliance Officer shall submit a written report to Dodge & Cox Funds Board of Trustees and the Board of Dodge & Cox on issues raised under the Code that:

a) Describes issues that arose during the previous quarter under the Code or related procedures applicable to the Dodge & Cox Group, including, but not limited to, information about material Code or procedure violations and sanctions imposed in response to those material violations; and

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b) Certifies annually to Dodge & Cox Funds’ Board that the Dodge & Cox Group has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

The Chief Compliance Officer (or her designee) will conduct adequate reviews and audits to monitor compliance with the reporting, pre-clearance, prohibited Securities Transactions and other requirements of the Code.

Senior management will receive periodic reports of personal trading activity to monitor compliance with pre-clearance requirements.

The Chief Compliance Officer will report to senior management regarding the annual review of the Code, including material violations.

Compliance shall keep a copy of all required records in a readily accessible place as required by law and specified in Dodge & Cox’s Recordkeeping Policies and Procedures (Compliance Bulletin 61).

6.2 Compliance Education Requirements

As part of the Dodge & Cox Group’s ongoing compliance education program, it has implemented the following procedures:

a) Review for New Access Persons.

Compliance shall identify and inform all Access Persons who are required to report under the Code. Within ten (10) days of becoming an Access Person the Access Persons will meet with a member of the Compliance Department to review key compliance procedures, including the Code. The Access Person will be given a copy of the Code and will be required to read it and acknowledge compliance with the Code via the Code of Ethics System.

b) Revisions.

Any revisions of this Code will be distributed to all Access Persons.

c) Annual Training.

Once a year, senior management of Dodge & Cox, the Chief Compliance Officer and General Counsel will review the Code with all Access Persons and will hold an in-service session on the Code and related compliance matters. Additionally, all Access Persons are required to re-certify on an annual basis that they have reviewed, understand, and are in compliance with the Code.

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ANNEX A—DEFINITIONS

Access Persons include: (i) all officers, directors, trustees and employees of Dodge & Cox or the Dodge & Cox Funds, (ii) all resident retired officers who have access to information about investments of a Fund or Client Account, and (iii) certain independent contractors of Dodge & Cox who have access to information about investments of a Fund or Client Account (designated as Temporary Workers by Compliance).

Beneficial Interest means the opportunity to directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, profit or share in any profit derived from a Securities Transaction in the subject Reportable Securities. An Access Person is deemed to have a Beneficial Interest in Reportable Securities owned by members of his or her Immediate Family sharing the same household. Common examples of Beneficial Interest include joint accounts, spousal accounts, UGMA/UTMA accounts, 401(K) and other retirement accounts, employee stock ownership plans, partnerships, trusts and controlling interests in corporations or any account in which the Access Person has investment discretion. Dodge & Cox considers that persons share the same household for purposes of determining Beneficial Interest only if those persons reside together for six or more months of a recent twelve-month period. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Reportable Security should be brought to the attention of the Compliance Department. Such questions will be resolved by reference to the principles set forth in the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

Client Account means any Reportable Securities account or portfolio managed or directed by Dodge & Cox including the Dodge & Cox Funds.

Immediate Family of an Access Person means any of the following persons: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, registered domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, and sister-in-law, and shall include adoptive relationships.

Independent Fund Trustee means a Trustee of the Dodge & Cox Funds who is not an “interested person” of the Funds under the Investment Company Act of 1940.

Non-Dodge & Cox Open-End Funds means registered open-end investment companies (e.g., mutual funds) not advised by Dodge & Cox.

Personal Account means any account or portfolio that may contain Reportable Securities in which an Access Person has a Beneficial Interest. This includes any Reportable Securities account over which the Access Person has any direct or indirect influence or control for his/her own benefit or for the benefit of his/her spouse or others, as well as any account of the Access Person’s Immediate Family sharing the same household for six or more months out of a recent twelve-month period, whether or not the Access Person has any influence or control over such account. It also includes retirement, pension, deferred compensation, or similar Accounts.

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Reportable Account means a Personal Account for which Securities Transactions are required to be reported under the Code, including non-discretionary accounts. Charitable accounts and donor- advised funds over which an Access Person cannot exercise investment discretion are not considered Reportable Accounts and are not subject to pre-clearance requirements.

Reportable Security/Securities include (but are not necessarily limited to) the following:

•	Stock

•	Treasury Stock

•	Preferred Stock

•	Futures and forward contracts

•	Bonds (including general obligation bonds and other municipal securities)

•	Debentures

•	Evidence of indebtedness

•	Certificate of interest or participation in any profit-sharing agreement

•	Collateral-trust certificate

•	Pre-organization certificate or subscription

•	Transferable share

•	Investment contract

•	Voting-trust certificate

•	Certificate of deposit for a security

•	Fractional undivided interest in oil, gas or other mineral rights

•	Put, call, straddle, and other options

•	Privilege on any security including a certificate of deposit

•	Any group or index of securities including any interest therein or based on the value thereof

•	Any interest or instrument commonly known as a “security”

•	Certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing

•	Limited Partnership (excluding partnerships formed for the sole purpose of purchasing residential real estate)

•	Real Estate Investment Trusts (REITs)

•	Cryptocurrencies (other than those listed in Schedule D) and so-called “initial coin offerings” or “tokens” (collectively, “digital tokens”)

Reportable Security/Securities does not include the following:

•	Direct obligations of the U.S. government

•	Money market instruments—bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments

•	Shares of money market funds

•	Shares of non-Dodge & Cox open-end funds

•	Shares issued by unit investment trusts that are invested exclusively in one or more non-Dodge & Cox open-end mutual funds

•	Currency and U.S. treasury instruments and any derivative contract thereof

•	Certain cyptocurrency investments listed in Schedule D

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

Securities Transaction(s) is defined as the purchase sale or gift of any Reportable Security, including those of private companies. A gift of a Reportable Security to a charitable organization or to an individual must be pre-cleared before the order is submitted to the broker and reported. Similarly, the receipt of Reportable Securities by gift or otherwise must be reported. A purchase, redemption or exchange of shares of Dodge & Cox Funds is also deemed to be a Securities Transaction.

Temporary Worker means an independent contractor working with Dodge & Cox who has been determined by Compliance to be an Access Person. All onsite Temporary Workers will generally be considered Access Persons.

U.S. Government Security means any security issued or guaranteed as to principal or interest by the United States or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States or any certificate of deposit for any of the foregoing.

Widely Held Security/Securities means any Reportable Security that is held in the Dodge & Cox Funds, with the exception of securities that are not subject to pre-clearance and reporting (e.g. direct obligations of the U.S. government, money market funds, and non-Dodge & Cox open-end mutual funds).

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

ANNEX B

DODGE & COX CODE COMPLIANCE OFFICERS

Roberta R.W. Kameda

Katherine M. Primas

Liz A. Rosenthal

Rosemarie C. Schembri

Sue K. Tam

In their absence:

Hsin Chau

Glen S. Guymon

Erin E. Kennedy

DODGE & COX PRE-CLEARANCE OFFICERS

Philippe Barret, Jr.

Anthony J. Brekke

Hsin Chau

Mario C. DiPrisco

Thomas S. Dugan

Dana M. Emery

Glen S. Guymon

David C. Hoeft

Roberta R.W. Kameda

Li Y.Kao

Roger Kuo

Erin E. Kennedy

Megan A. O’Keeffe

Katherine M. Primas

Liz A. Rosenthal

Rosemarie C. Schembri

Sue K. Tam

Robert S. Turley

Steven C. Voorhis

DODGE & COX LEGAL DEPARTMENT

Hsin Chau

Glen S. Guymon

Roberta R.W. Kameda

Erin E. Kennedy

Ken G. Linton

Jonathan Massey

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX COMPLIANCE DEPARTMENT

Ian M. Boehme

Rose Hauer

Mayuko Hideshima

Li Y. Kao

Kitty Lau

Megan A. O’Keeffe

Katherine M. Primas

Liz A. Rosenthal

Rosemarie C. Schembri

Sue K. Tam

Janice Yip

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

ANNEX C

SUMMARY OF RULES

FOR EMPLOYEE PERSONAL TRADING

You Must Pre-clear* and Report:

•	Common stock, regardless of market cap

•	Voluntary Corporate Actions and Tender Offers

•	Municipal bonds

•	Preferred stocks

•	Agency bonds

•	Corporate bonds

•	Convertible bonds

•	Initial investments in private placements/Limited offerings

•	Real Estate Investment Trusts (REITs)

•	Voluntary Sales from an Employee Stock Purchase Plan (ESPP)

•	Single-Stock ETFs
•	Exercise of options from employee stock ownership plan

•	Initial investments in partnerships

•	Gifts of Reportable Securities (excluding ETFs)

•	Employee-initiated trades in reportable securities in an employer-sponsored retirement plan

•	Digital tokens and initial investments in cryptocurrencies (other than those listed in Schedule D)

•	Purchase or sale of investments in structured notes or buffered coupons that are linked to an Index

*

With the exception of permitted good ‘til canceled (GTC) orders, pre-clearance expires the same day it is obtained (U.S. market close is the cut off). If applicable, you must indicate in the “User Comment” field of your preclearance request that you wish to place a GTC order. Trades in securities listed on foreign exchanges may be executed within one business day after pre-clearance is obtained.

You Do Not Need to Pre-clear**:

•	Trade activity in the Dodge & Cox Funds

•	Dividend reinvestments

•	Automatic investment plans, systematic withdrawal plans (incl. investments made in employer retirement plans)

•	Securities received as a gift

•	Securities acquired through an Employee Stock Purchase Plan (ESPP)

•	Closed end funds

•	Non-voluntary tender offers or corporate actions

•	Transactions in non-discretionary accounts

•	Distributions of stock from private placements/limited offerings

•	Sales of private placement/limited offering holdings

•	Pro-rata distributions

•	ETFs (other than Single-Stock ETFs)

•	Broad-based index futures, forwards and options (and ETFs that track a broad-based index)

**	See the Code of Ethics for Reporting Requirements.

DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

You Do Not Need to Report or Pre-clear:

•	Employer-sponsored retirement plans, if your account does not hold Reportable Securities, and does not have an activated brokerage window

•	Currency forwards, currency futures or U.S. Treasury futures or forwards

•	Direct obligations of the U.S. government (i.e., U.S. Treasuries)

•	Non-Dodge & Cox open-end mutual funds

•	CDs/Money market funds

•	Limited partnerships or limited liability companies formed for the sole purpose of purchasing residential real estate

•	Certain cryptocurrency investments listed in Schedule D

Good ‘Til Canceled Orders:

•	Not allowed for securities with a market cap above $3 billion or Widely Held Securities

•	You must identify in your request that the trade is a GTC limit order

•

You are responsible for ensuring that the security does not become a Widely Held Security after the order has been placed. If the security becomes a Widely Held Security and trades occur that were not pre-cleared same day, you will be in violation of the Code.

Prohibited:

•	Short-selling

•	Futures, Forwards, and Options (except broad-based index futures, forwards and options; currency forwards, currency futures or U.S. Treasury futures or forwards)
•	Investment clubs

•	Short-term trading (60 days) at a gain (for securities that require pre-clearance)

•	Initial Public Offerings (IPOs)

Accounts That Must Be Reported:

•	You have a beneficial interest

•	Family members living within the same household (for 6 months or more of a recent 12-month period)

•	You are trustee or have investment discretion or can exercise direct or indirect influence or control
•	529 Plans (where a D&C Fund is an option)

•	Employee retirement plans that hold Reportable Securities or have an active brokerage window

•	Any reportable accounts of your spouse or domestic partner within ten days of your wedding or other qualifying event

New Brokerage Accounts:

New brokerage accounts must be with one of the following brokers:

• DST(D&C Funds)	• Goldman Sachs	• TD Ameritrade

• Charles Schwab	• Interactive Brokers	• Vanguard

• E*Trade	• JP Morgan (JP Morgan Chase)	• Wells Fargo Investments

• Fidelity	• Merrill Lynch